AMENDMENT NO. 1
OF AGREEMENT MADE AS OF
THE 31ST DAY OF DECEMBER, 2004

The parties hereto entered into that certain Agreement made as of the 31st day of December 2004 (the "Original Agreement") by and between Icahn Management LP (the "Management Company or "Employer"), Icahn Onshore LP (the "Onshore GP") and Icahn Offshore LP (the "Offshore GP" and together with the Onshore GP, the "Fund GPs"), Icahn Associates Corp. ("IAC"), High River Limited Partnership ("High River") and any entity beneficially owned 100% by Carl C. Icahn which has its offices at 767 Fifth Avenue, New York, New York 10153, for so long as it remains beneficially owned 100% by Carl C. Icahn (the "Icahn Entities") (IAC, High River and the Icahn Entities together being the "Icahn Related Entities"), and Keith Meister residing at 525 West 22nd Street, New York, NY 10011 ("Employee" or "you"). Capitalized terms used herein but not defined herein, shall have the meanings attributed to them in the Original Agreement.

The parties hereto desire to supplement the rights of Employee under the Original Agreement by providing to the Employee the additional rights set forth in Sections 1 and 2 below and to modify the Original Agreement as set forth in Sections 3 and 4 below, all to be effective at 12:01 A.M. January 1, 2006. It is the intent of the parties, through these provisions, amendments and modifications to:

(i) provide to Employee, during the Term, with an interest as a limited partner in the Management Company equal to 1.5% of the net management fees paid during the Term by the Funds from and after January 1, 2006, (being the management fee net of expenses of the Management Company), such amount to be distributed promptly following each payment of such management fees to the Management Company;

(ii) increase the Employee's participation during the Term in the incentive allocations from the Funds made during the Term on and after December 31, 2006 by 1.5%, such amounts to be distributed promptly following each December 31 during the Term;

(iii) reduce the rights of the Employee under the Original Agreement in management fees earned from and after January 1, 2006 to an interest in 2.5% of the net management fees (being the management fee net of expenses of the Management Company); and

(iv) preclude the Employee from working, individually or on behalf of others, in the asset management or similar businesses for a 12 month period following the cessation of his employment under the Original Agreement, as amended by this Amendment No. 1.

3. Application of Expenses under Original Agreement. Section 9 of the Original Agreement is hereby amended by the addition of the following as clause (iv) thereof:

> (iv) Notwithstanding any other term of this Agreement, from and after January 1, 2006, the participation of the Employee in all amounts in respect of Management Fees (including, without limitation, as contemplated in Section 9(i) of this Agreement above and including any and all Management Fee Participation, Profit Participation and Vested Amounts attributable thereto) shall be calculated based solely upon the Net Management Fee (as defined below). The "Net Management Fee" shall equal the Management Fee paid to the Management Company in any year net of the expenses incurred by the Management Company in such year (such expenses in any year to be limited to the Annual Expense Cap, as defined below).
>
> The "Annual Expense Cap" shall mean the Base (as defined and adjusted below). The "Base" shall mean $25,000,000 per annum if the aggregate contribution to the Funds from time to time is $3 billion or less. If the aggregate contribution to the Funds from time to time is over $3 billion the Base shall be adjusted upward, proportionally (based on $100 million investment increments) to reflect the dollar amount by which aggregate contributions to the Funds from time to time exceed $3 billion.

4. Non-Compete. The introductory language of Section 19 of the Original Agreement and Section 19 (i) of the Original Agreement is amended and restated in its entirety as follows:

> **19. Competitive Services**. During the Term and for a period of one (1) year after Employee ceases to be employed under this Agreement for any reason, including, but not limited to, the expiration of the term of employment hereunder, Employee will not:
>
> (i) invest in, participate in, engage in the business of investing, managing, raising or pooling, of cash or other assets for investment in private or public debt or equity, either individually or with any person, entity, venture, vehicle, limited liability company, business, fund, partnership, corporation, agency, proprietorship or any other enterprise (whether or not conducted for profit) (each a "Covered Business") or group of Affiliated Covered Businesses (including, without limitation, any hedge fund, mutual fund, investment company, managed account, fund of funds or other vehicles for the investment or management of money or assets),

prohibit his activities as set forth above throughout the world. The Employee acknowledges and agrees that the provisions of this Section 19(i) are fair and reasonable and necessary to protect the business, reputation, goodwill and franchise of the Icahn Related Entities. Employee acknowledges that, in light of the significant compensation of Employee, Employee is voluntarily entering into this provision and is well able to comply with its provisions without hardship.

5. Miscellaneous.

i) Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by Employee and the Other Parties. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement. Notwithstanding anything herein to the contrary, the Other Parties may amend this Agreement (and such amendment shall be binding upon Employee) at any time, retroactively or otherwise, without Employee's consent, to comply with Section 409A of the Code and the Regulations thereunder. Employer will take such actions as Employer considers reasonable (without any obligation to pay money) in order to help mitigate the adverse effect of any such amendment.

ii) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

iii) Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

iv) Judicial Modification. If any court or arbitrator determines that any of the covenants in Section 19 of the Original Agreement (as amended by Section 4 above), or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

v) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assign of the Other Parties. Employee

6. Continued Effect. Except as expressly amended or modified as set forth herein, all terms and provisions of the Original Agreement shall continue in full force and effect. From and after the cessation of the employment of Employee under the Original Agreement for any reason, Employee shall have no right to obtain any payment, distribution, allocation or economic or other benefit under, as a result of, or arising from, Sections 1 and 2 of this agreement (whether directly or indirectly, under any limited partnership agreement or otherwise), other than the right to be paid amounts due and required to be paid on or prior to the date of such cessation of employment.

In WITNESS WHEREOF, undersigned have executed this Agreement as of January 1, 2006.

EMPLOYEE

____
Keith Meister

Icahn Management LP
By: ____________________
Name:
Title:

Icahn Onshore LP
By: ____________________
Name:
Title:

Icahn Offshore LP
By: ____________________
Name:
Title:

ICAHN RELATED ENTITIES

By: ____________________
Carl C. Icahn

[Signature page to Keith Meister Employment Agreement Amendment No. 1 providing: (i) additional 1.5% participation in management fees net of expenses and incentive fees, (ii) causing existing participation in management fees to also be net of expenses; and (iii) expanding non-compete following 1 year period from cessation of employment, to prohibit any money management or related activities.]